                                                                   EXHIBIT 10.27
                                                CONFIDENTIAL TREATMENT REQUESTED

                                FORMFACTOR, INC.

                           PRODUCTION AND DEVELOPMENT
                             MATERIALS AND SERVICES
                               PURCHASE AGREEMENT

BUYER:                                  SELLER:
FormFactor, Inc.                        Harbor Electronics, Inc.
2140 Research Drive                     3021 Kenneth Street
Livermore, CA  94550                    Santa Clara, CA  95054

Contact:      Mark Zeni                 Contact:      Tim McNulty
          --------------------------              ------------------------------
Phone:        925-456-7302              Phone:        408-988-6544
        ----------------------------            --------------------------------
Fax:          925- 29-8145              Fax:          408-988-2948
      ------------------------------          ----------------------------------

Product(s):                Items and Services as identified on Schedule A, and
                           consistent with the specifications of Schedule B.

Pricing:                   As identified on Schedule C.

Purchase Orders:           Buyer may purchase and Seller shall accept
                           all Purchase Orders for Items, Custom Items and
                           Services in accordance with the prices and the terms and conditions contained in this Agreement.

Terms and Conditions:      Any and all Purchase Orders, as may
                           be issued by the Buyer, shall reference this Agreement and be governed solely by the terms and conditions of this Agreement notwithstanding any terms and conditions on Seller's acknowledgment or Buyer's Purchase Order. Any additional or different preprinted terms as may be contained in Seller's documents are hereby deemed to be material alterations, and Buyer hereby gives notice of objection to and rejection of such material alterations.

Term:                      Two (2) years from the Effective Date

CNDA No.:                  HAR 9903
                           ------------------------------------

In consideration of the mutual promises and obligations contained within this Production and Development Materials and Services Purchase Agreement (this "Agreement"), FormFactor, Inc. (hereinafter "Buyer" or "FormFactor") and Harbor Electronics, Inc. (hereinafter "Seller" or "Harbor") (Buyer and Seller are also referred to individually as a "Party" and collectively as the "Parties"), agree as set forth above, in the accompanying General Terms and Conditions of Purchase Agreement, and in the appended Schedules, and hereby have caused this Agreement to be duly and validly executed and in full force and effect as of the date of full execution ("Effective Date").

FormFactor, Inc.                        Harbor Electronics, Inc.

By:      /s/ Mark Zeni                  By:      /s/ Tim McNulty
      ------------------------------          ----------------------------------
Name:    Mark Zeni                      Name:    Tim McNulty
      ------------------------------          ----------------------------------
Title:   VP Supply Chain                Title:   General Manager
      ------------------------------          ----------------------------------
Dated:   04/17/02                       Dated:   04-17-2002
      ------------------------------          ----------------------------------

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* * * Confidential treatment has been requested for portions of this exhibit.
The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                         GENERAL TERMS AND CONDITIONS OF
                PRODUCTION AND DEVELOPMENT MATERIALS AND SERVICES
                               PURCHASE AGREEMENT

ARTICLE 1.  DEFINITIONS

In addition to the parenthetical definitions provided in this Agreement, the following terms shall have the following meanings:

1.1 "CUSTOM ITEMS" mean those Items manufactured by Seller for sale exclusively to Buyer. It is understood that Buyer owns all intellectual property rights in the design of Custom Items.

1.2 "DELIVERY POINT" means 2140 Research Drive, Livermore, CA 94550, or such other location as may be identified by Buyer.

1.3 "HAZARDOUS MATERIALS" mean dangerous goods, chemicals, contaminants, substances, pollutants or any other materials that are defined as hazardous by relevant local, state, national, or international law, regulations and standards.

1.4 "ITEMS" means either singly or collectively, as the context indicates, those products, product components, hardware, spare parts and Custom Items as identified on Schedule A hereto (and as may be modified in the future by the mutual agreement of the Parties), and any and all upgrades, retrofits, modifications, and enhancements thereto, which Seller is to sell to Buyer as set forth in this Agreement.

1.5 "LEAD-TIME" means no less than * * * calendar days from the date a Purchase Order is issued for an Item to the date the Item is to be received by the Buyer at the Delivery Point.

1.6 "PRODUCT SPECIFICATION" means the specification for each Item purchased or to be purchased pursuant to this Agreement, as set forth in Schedule B hereto, and as the Parties may mutually agree to modify from time to time.

1.7 "PURCHASE ORDER" means Buyer's purchase order or change order to ship a definite quantity of Items or to provide Services to a specified schedule.

1.8 "SERVICES" means the work to be performed by Seller as identified on Schedule A.

ARTICLE 2.  TERM AND MANUFACTURING AND SERVICE ACTIVITIES.

2.1 Term and Effective Date. The Term and Effective Date of this Agreement are as set forth on the executed cover sheet. The Term shall renew automatically for consecutive two (2) year periods after the expiration of the initial 2-year period, unless a party gives written notice of the intent not to renew at least one hundred and eighty (180) days prior to the expiration of the then-current Term.

2.2 Manufacturing Capability. During the Term, Seller agrees to establish and have in place at its expense those facilities, manufacturing and test equipment and labor necessary to manufacture Items as required by Buyer consistent with the terms and conditions of this Agreement. Seller shall exercise its commercially reasonable best efforts to manufacture Items in a timely manner in accordance with the applicable Product Specification in such quantities as required by Buyer.

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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***** A complete version of this exhibit has been filed separately with the Securities Exchange Commission.




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2.3 Services. During the Term, Seller agrees to exercise its commercially reasonable best efforts to provide Services as required by Buyer consistent with the terms and conditions of this Agreement.

2.4 Technical Assistance. Each Party agrees to provide the other with such technical assistance reasonably necessary to facilitate the manufacture of Items and/or the rendering of Services. Each Party shall bear and be solely responsible for the fees and costs associated with such technical assistance.

ARTICLE 3. PRICING

3.1 Pricing. Prices for Items and Services are as set forth in Schedule C hereto. It is understood that the Schedule C prices shall be reviewed by Buyer and Seller every * * *.

3.2 Low Price Commitment. Throughout the term of this Agreement and any extensions thereto, Seller warrants to Buyer that the Schedule C prices, in conjunction with the discounts offered herein for any Item or equivalent Service, reflect the Seller's lowest price charged any customer of Seller for Items or Service of similar complexity and volume, regardless of any special terms, conditions, rebates or allowances of any nature. If Seller sells any comparable Item or provides equivalent Services to any other customer at a price less than the price set forth in this Agreement or any addendum or amendment, Seller shall adjust its price to the lower price for all future invoices for such Item or Service and rebate to Buyer an amount equal to the difference in the price paid by Buyer and the lower price for any invoices already paid by Buyer for such Item or Service. In addition, Buyer may adjust the prices for any Item or Service invoiced by Seller and unpaid by Buyer to reflect the lower price. Each of the above adjustments and the rebate shall be calculated from the date the Seller first sells the Item or Service at the lower price. In the event the Seller offers a lower price either as a general price drop or to specific customer(s) for any reason, Seller shall immediately notify Buyer of this price and adjust Buyer's pricing to meet the new pricing structure.

3.3 Inspection Right. Buyer has the right, once each calendar quarter, to appoint an independent third party of it's choice and it's expense, to inspect and audit Seller's records to ensure compliance with this Agreement

3.3.1 Buyer shall disclose the auditor's report to Seller and, if Seller disagrees with the auditor's report for any reason, Seller shall have the right to issue a letter in response, which letter shall detail the specific reasons for Seller's disagreement and shall be provided to Buyer within twenty (20) days of receipt of the auditor's report.

3.3.2 If discrepancies are found during the audit and price adjustments are required to be paid by the Seller to the Buyer, Seller shall reimburse Buyer for all costs associated with the audit, along with a single payment or credit towards future orders covering the price adjustments within thirty (30) days after the completion of the audit. The results of such audit shall be kept confidential by the auditor and only Seller's failures to abide by the obligations of this Agreement, and the details of such failure(s), shall be reported to Buyer. In the event Seller reasonably and in good faith disputes the audit results consistent with Section 3.3.1, and the Parties are unable to agree as to the auditor's report, the procedures of Section 19.2 shall be implemented.

3.3.3 Seller will maintain complete and accurate records of the Services performed under this Agreement for a period of three (3) years after the completion of these Services. Records relating to the performance of this Agreement shall be made available to Buyer upon reasonable notice.
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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***** A complete version of this exhibit has been filed separately with the Securities Exchange Commission.



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3.4 Taxes. Applicable taxes and other charges such as duties, customs, tariffs, imposts, and government-imposed surcharges shall be paid for by Seller without reimbursement from Buyer as part of the purchase price for Items and Services. In the event that Buyer is prohibited by law from remitting payments to the Seller unless Buyer deducts or withholds taxes therefrom on behalf of the local taxing jurisdiction, then Buyer shall duly withhold such taxes and shall remit the remaining net invoice amount to the Seller. Buyer shall not reimburse Seller for the amount of such taxes withheld.

3.5 No Additional Costs. Additional costs, except those provided for herein or specified in a Purchase Order, will not be reimbursed without Buyer's prior written approval.

3.6 U.S. Dollars. All prices are in U.S. dollars and quoted delivered to the Delivery Point.

ARTICLE 4.  PURCHASE ORDERS AND FORECASTS.

4.1 Issuance of Purchase Orders. Buyer may issue Purchase Orders to Seller identifying: (i) the Items to be purchased and consistent with Schedules A and C, respectively; (ii) the Lead-time(s) for the Items; (iii) the date received at the Delivery Point; and/or (iv) the Services requested, fee, and the timing for the same.

4.2 Forecasts. By the tenth (10th) day of each month, Buyer shall supply to Seller a forecast setting forth Buyer's anticipated purchases of Items in each month for the proceeding * * * month period ("Rolling Forecast"). The Rolling Forecast is provided to Seller for planning purposes only and neither constitutes a firm commitment from Buyer to purchase a specific number of Items, nor a Purchase Order. Buyer shall modify the Rolling Forecast in the event it determines that it is not a reasonably accurate forecast of Buyer's anticipated purchases of Items, but Buyer shall have no obligation to and may, at its sole discretion, issue Purchase Orders under this Agreement. Buyer shall be responsible only for Items or Services for which it has issued Purchase Orders hereunder, subject to the provisions of Articles 5 and 6.

ARTICLE 5.  INVOICING AND PAYMENT.

5.1 Invoicing. Seller shall include an Item invoice ("Invoice") with every shipment of Items or after rendering of Services, as the case may be, which includes the following information: (i) list of Items shipped (or Services rendered, including dates); (ii) a description consistent with any applicable tariff schedule requirements; (iii) a statement of the country of origin of the Items; (iv) the Item code/designation; (v) list of all U.S. Custom information;
(vi) the Item manufacturer information, including the identification of any subcontractor; and (vii) unit prices.

5.2 Payments. All payments shall be Net * * * days from the receipt of Invoice, Items, or Services, whichever is later. Any applicable taxes or other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be stated separately on Seller's invoice. Payment of an invoice shall not constitute acceptance of the Item or Service. Buyer may at its option make payment within * * * days and receive a * * * from the total invoice. Prompt payment discounts will be computed from the latest of: (i) the scheduled delivery date; (ii) the date received at the Delivery Point; or (iii) the date a properly filled out original invoice or packing list is received. Payment is made when Buyer's check is mailed or EDI funds transfer initiated.

5.3 Vendors and Subcontractors. Seller may utilize vendors or subcontractors to manufacture Items or render Services, provided that: (i) Seller advises Buyer in advance of the intent to utilize such vendor(s) or subcontractor(s) and Buyer agrees, in writing, to the utilization of such entities; (ii) Seller at all times remains (x) fully responsible for, and indemnifies and holds Buyer harmless from,
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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***** A complete version of this exhibit has been filed separately with the Securities Exchange Commission.



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

any and all payments to its vendors or subcontractors utilized in the delivery of Items or performance of Services, and (y) fully responsible for the obligations and duties hereunder, even if the same are to be undertaken by permitted vendors and subcontractors; and (iii) such vendor(s) or subcontractor(s) agree to be bound by the terms and conditions of this Agreement, including for example, the obligations of confidentiality.

ARTICLE 6.  SHIPPING AND DELIVERY

6.1 Purchase Order Acknowledgement. Seller agrees to acknowledge and accept each Purchase Order to Buyer within seventy-two (72) hours after receipt of the Purchase Order ("Purchase Order Acknowledgment"). Lack of a written Purchase Order Acknowledgement by Seller to Buyer within 72 hours shall be deemed acceptance of the Purchase Order. Buyer must issue Purchase Order to Seller within seventy two (72) hours of receipt of order from Buyer. If Purchase Order is issued to Seller after seventy two (72) hours of receipt of order from Buyer, then the order shall be considered placed at the time Purchase Order is issued to Seller..

6.2 Anticipated Delivery Miss. Seller shall notify Buyer, or Buyer's purchasing agent as noted on the Purchase Order, in writing if Seller is unable to make any scheduled delivery of Items or perform Services as scheduled and state the reasons therefore. Such notification shall be given by Seller as soon as Seller reasonably understands that it will be unable to make the scheduled delivery date, but in no event shall affect Buyer's termination rights under Section 10.

6.3 Missed Delivery Date. Notwithstanding anything else in this Agreement, failure to meet the delivery date(s) in the Purchase Order by more than * * * business days shall be considered a material breach of contract and shall allow Buyer, in it's sole discretion, to either (i) terminate immediately the order for the Item and/or any subsequent Purchase Orders without any liability even if the Purchase Order was for Custom Items, or (ii) should the failure to meet the delivery date(s) result in a failure of the Buyer to meet delivery date(s) to Buyer's customer, receive a * * * of the price of the delinquent items.

6.4 Purchase Order Hold. Buyer may place any portion of a Purchase Order on hold by notice that will take effect immediately upon receipt. Purchase Orders placed on hold will be rescheduled or cancelled within * * *. Upon notification from Buyer to place a Purchase Order or portion of a Purchase Order on hold, Seller will immediately cease all work on items for the Purchase Order or portion of the Purchase Order placed on hold. Seller will notify Buyer of work in progress status for items on hold within * * * of notification from Buyer to place Purchase Order or portion of Purchase order on hold. Buyer may not place a Purchase Order on hold if the Item ordered under such Purchase Order has already been completed and it is less than * * * prior to the scheduled delivery date. If a Purchase Order placed on hold is subsequently cancelled by Buyer, the price charged for units actually shipped from Seller to Buyer shall be per the Pricing Schedule (Schedule C) for the quantity shipped, not for the Purchase Order quantity originally issued.

6.5 Packaging. All Items shall be prepared for shipment in a manner which: (i) follows good commercial practice, (ii) is acceptable by common carriers for shipment at the lowest rate, and (iii) is adequate to ensure safe arrival. If Buyer requests, Seller will package Items for cleanroom delivery, per Buyer specification and at Buyer expense, the cleanroom packaging and delivery costs are as set forth on Schedule C. Seller shall mark all containers with necessary lifting, handling, unpacking and shipping information, Purchase Order number, Buyer's Item Identification number or part number, description, Line item number, date of shipment and the names of the Buyer and Seller.
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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***** A complete version of this exhibit has been filed separately with the Securities Exchange Commission.




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ARTICLE 7.  ASSURED SUPPLY.

7.1 Expedited Shipping Reserve. At Buyer discretion, Seller will make available
* * * order per week not more than quantity * * * items for shipment within * * * of Lead Time

7.2 Changes. Configuration and other Buyer-requested or Buyer-approved changes that result in delivery date changes will be reflected on a change order to the Purchase Order showing the revised ship and delivery dates.

7.3 Assured Quantity. Seller acknowledges that a reliable and continuing source of Items and Custom Items is essential to Buyer. As a material inducement to Buyer's execution of this Agreement, Seller hereby covenants that it shall * * * to assure supply of Items to Buyer * * *.

7.4 Cessation of Manufacturing. Seller must inform Buyer in writing * * * prior to any determination it makes to stop manufacturing Items and/or Custom Items for Buyer. Seller must inform Buyer in writing ninety (90) days prior to any change of ownership of Seller's business. During the * * * period, Seller shall continue to supply Items and/or Custom Items, as the case may be, to Buyer consistent with Purchase Orders placed, including but not limited to a final Purchase Order. The price for Items shall be * * * the shipment extends beyond the delivery date specified on the Purchase Orders placed during the * * * period. In the event that at the end of the * * * period Seller has not met the Purchase Orders, Seller shall nonetheless be obligated to meet the Purchase Order requirements, but the price shall be * * * for each day the shipment extends beyond the * * * period.

ARTICLE 8.  ACCEPTANCE AND WARRANTIES

8.1 Source Inspection Obligation. All Items, and including but not limited to Custom Items, purchased by Buyer are subject to inspection and test (source inspection) before being allowed to ship from Seller's factory. Source inspection requirements are described in the Product Specification unless agreed otherwise in writing by the parties. Seller shall be responsible for source inspections and shall provide Buyer with written certification that Items and/or Custom Items, as the case may be, tested have passed source inspection and comply in all respects with the requirements described in the Product Specification. Buyer may participate, as it deems necessary, in source inspections. If any inspection or test is made on Seller's premises, Seller shall provide Buyer with reasonable facilities and assistance at no additional charge.

8.2 Acceptance Inspection Right. Notwithstanding any source inspection or testing at Seller's premises, all Items purchased by Buyer are subject to Buyer's inspection and test (qualification) before final acceptance at Buyer's premises. Final acceptance requirements are as described in the Product Specification ("Final Acceptance Criteria") unless agreed otherwise in writing by the Parties. Items rejected by Buyer as not conforming to the Product Specification or product drawing ("Defective Items") may be returned to Seller at Seller's risk and expense and, at Buyer's option, such Defective Items shall be immediately repaired or replaced.

8.2.1 If an Item is identified as a Defective Item, due to no fault of Buyer, within * * * days of delivery, then Buyer may give written notice to Seller of failure to meet Final Acceptance Criteria. If Seller does not replace or repair the Defective Item with an Item that meets the Final Acceptance Criteria within * * * days of such notice, Buyer may, at Buyer's option; (a) return the Item for * * * or (b) have the Item replaced with a new Item from Seller or repaired by Seller within * * * business days of Buyer's written election of option (b).

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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***** A complete version of this exhibit has been filed separately with the Securities Exchange Commission.



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8.2.2    Acceptance and/or inspection by Buyer shall in no event constitute a waiver of Buyer's rights and remedies with regard to any subsequently discovered defect or nonconformity.

8.3 Warranty. Seller warrants to Buyer that all Items provided by Seller for delivery hereunder shall conform in all respects to the Product Specification, including the Final Acceptance Criteria, be free from defects in material and workmanship and be new, of the grade and quality specified.

8.3.1 If an Item delivered hereunder does not comply with any of the above warranties, Buyer shall notify Seller as soon as practicable and at Buyer's option, Seller shall repair or replace the defective Item, at its sole cost and expense, or refund the purchase price. Seller shall also be responsible for and pay the cost of shipping of all Items not conforming to the warranties and will bear the risk of loss of such Items while in transit and any other costs reasonably associated with a nonconforming Item.

8.3.2 Seller further warrants that all Items furnished hereunder will not infringe any third party's intellectual property rights, and that Seller has the necessary right, title, and interest to provide said Items and Services to Buyer free of liens and encumbrances.

8.3.3 Seller warrants that all products and Services provided shall be performed in accordance with good workmanlike standards and shall meet the descriptions and specifications provided on the Product Spec. Seller shall guarantee workmanship for one (1) year after Services are provided unless agreed otherwise in writing by the parties. Seller shall promptly correct any non-conforming or defective workmanship at no additional cost to Buyer.

8.3.4 All of the above warranties shall survive any delivery, inspection, acceptance, payment or resale of the Items.

ARTICLE 9.  PRODUCT SPECIFICATION AND IDENTIFICATION

9.1 Product Specification. Seller shall not modify the Product Specifications for any Item or Services without the prior written approval of the Buyer.

9.2 Systems. Seller shall cooperate with Buyer to provide configuration control and traceability systems for Items and Services supplied hereunder.

ARTICLE 10.  TERMINATION

10.1 Buyer Termination. Buyer may terminate any Purchase Order placed hereunder, in whole or in part, at any time for its sole convenience by giving written notice of termination to Seller. Upon Seller's receipt of such notice, Seller shall, unless otherwise specified in such notice, immediately stop all work following any process step already in process hereunder, give prompt written notice to and cause all of its vendors or subcontractors to cease all related work and, at the request of Buyer, return any materials provided to Seller by Buyer.

10.2 Termination Charges. There shall be no charges for termination of orders for Items, other than Custom Items, or for Services not yet provided. Buyer will be responsible for payment of authorized Services and Items already provided by Seller but not yet invoiced. Notwithstanding anything to the contrary, Seller shall not be compensated in any way for any work done after receipt of Buyer's notice, nor for any costs incurred by Seller's vendors or subcontractors after Seller receives the notice, nor for any costs Seller could reasonably have avoided, nor for any indirect overhead and administrative charges or profit of Seller.


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10.3 Custom Items. Any claim for termination charges for Custom Items must be submitted to Buyer in writing within thirty (30) days after receipt of Buyer's termination notice along with a summary of all mitigation efforts.

10.3.1 Seller's claim may include the net cost of custom work in process under an open Purchase Order and which must be scrapped due to the cancellation. The claim will be paid under the following cancellation schedule.

                                          Cancellation Cost as a Percent of
                 Process Step             Purchase Order value
                 ------------             --------------------
                 * * *                    * * *
                 * * *                    * * *
                 * * *                    * * *
                 * * *                    * * *
                 * * *                    * * *
                 * * *                    * * *
                 * * *                    * * *

10.3.2 Upon payment of Seller's claim, Buyer shall be entitled to all such work and materials paid for.

10.4 Pre-payment Rights. Before assuming any payment obligation under this section, Buyer may inspect Seller's work in process and audit all relevant documents prior to paying Seller's invoice. Buyer may exercise this pre-payment inspection right at any time within fourteen (14) calendar days of Seller's invoicing. If Buyer fails to exercise this inspection right and perform an inspection within fourteen (14) calendar days of Seller's invoicing, Buyer's pre-payment inspection right will be waived and the invoice will be deemed accepted.

10.5 Termination For Breach. In the event of a material breach of this Agreement by a Party, the complaining Party shall give the beaching Party written notice of the breach. If the breach is not cured within thirty (30) days of the written notice, the complaining Party may immediately terminate this Agreement.

ARTICLE 11.  OWNERSHIP AND BAILMENT RESPONSIBILITIES.

11.1 Ownership. Any specifications, drawings, schematics, technical information, data, tools, dies, patterns, masks, gauges, test equipment and other materials furnished to Seller or paid for by Buyer shall (i) remain or become Buyer's property, (ii) be used by Seller exclusively for Buyer's orders, (iii) be clearly marked as Buyer's property, (iv) be segregated when not in use, (v) be kept in good working condition at Seller's expense, and (vi) be shipped to Buyer promptly on Buyer's demand or upon termination or expiration of this Agreement, whichever occurs first. Any such property furnished by Buyer to Seller that is marked or otherwise noted by Buyer as being confidential information will be treated by Seller in accordance with Section 12 hereafter.

11.2 Loss or Damage. Seller shall be liable for any loss of or damage to Buyer's property while in Seller's possession or control, ordinary wear and tear excepted.

11.3 No License. Neither the providing of confidential information by Buyer to Seller, nor the ordering and/or purchase of Items, Custom Items or Services from Seller shall be deemed to convey any license to Seller, expressly or by implication, estoppel or otherwise, under any patent, copyright, trade

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*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


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secret, trademark or other intellectual property right, other than the limited right to manufacture Items or Custom Items solely for Buyer, or provide Services to Buyer. Buyer expressly reserves all of its rights with respect to such patent, copyright, trade secret, trademark and/or other proprietary rights. In no event may Seller provide, offer, sell or otherwise disclose to a third party Items or Custom Items (or information about the same) which are manufactured by or on behalf of Seller for Buyer.

ARTICLE 12.  CONFIDENTIALITY AND PUBLICITY.

12.1 Confidentiality Obligation. During the course of this Agreement, either Party may have or may be provided access to the other's confidential information and materials. Additionally, Seller may be engaged to develop new information for Buyer, or may develop such information during the performance of Services, which information will become, upon creation, Buyer's confidential information unless otherwise agreed in writing. Provided information and materials are marked in a manner reasonably intended to make the recipient aware, or the recipient is sent written notice within forty-eight (48) hours of disclosure, that the information and materials are "Confidential", each party agrees to maintain such information in accordance with the terms of this Agreement and the CNDA referenced on the signature page of this Agreement and any other applicable separate nondisclosure agreement between Buyer and Seller. At a minimum each party agrees to maintain such information in confidence and limit disclosure on a need to know basis, to take all reasonable precautions to prevent unauthorized disclosure, and to treat such information as it treats its own information of a similar nature, until the information becomes rightfully available to the public through no fault of the non-disclosing party. Seller's employees who access Buyer's facilities may be required to sign a separate access agreement prior to admittance to Buyer's facilities. Seller shall not use any of the confidential information created for Buyer other than for Buyer.

12.2 Disclosure. Neither party may use the other party's name in advertisements, news Purchase Orders, publicity statements, financial statement filings, nor any of its details or the existence of the relationship created by this Agreement, to any third party without the specific, written consent of the other (unless in areas specifically required to meet General Accepted Accounting Principles
(GAAP) or Securities Exchange Commission (SEC) filing requirements). If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority or body: (i) the parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the disclosing party shall inform the other party at least ten (10) business days in advance of the disclosure; and (iii) the disclosing party shall give the other party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure. The parties may disclose this Agreement in confidence to their respective legal counsel, accountants, bankers and financing sources as necessary in connection with obtaining services from such third parties. The obligations stated in this section shall survive the expiration or termination of this Agreement.

12.3 No Right to Publicity. Neither party may use the other party's name or trademarks in advertisements, brochures, banners, letterhead, business cards, reference lists, or similar advertisements without the other's written consent.

ARTICLE 13. INTELLECTUAL PROPERTY INDEMNITY.

13.1 Warranty. Seller shall indemnify and hold Buyer and its customers harmless from any and all costs, expenses (including reasonably attorneys' fees), losses, damages or liabilities incurred because of actual or alleged infringement of any patent, copyright, trade secret, trademark, maskwork or other intellectual right arising out of the use or sale by Buyer or Buyer's customers of Items or Buyer's products manufactured using the Item(s). Buyer shall notify Seller of such claim or demand and shall permit Seller to participate in the defense or settlement thereof.

13.2 Injunctions. If an injunction issues as a result of any claim or action, Seller agrees, at its sole cost and expense, and Buyer's option to either: (i) procure for Buyer the right to continue using Items, (ii) replace the Items with non-infringing Items or (iii) modify the Items so they become non-infringing. If, despite Seller's best efforts, none of the foregoing options are available, Buyer may at its option return the Item at Seller's sole cost and expense, and Seller shall refund to Buyer the purchase price of the Item.

13.3 Warranty Exceptions. Seller's obligations pursuant to this Section 13 shall not apply where: (i) Custom Items are manufactured to Buyer's detailed design and such design is the cause of the claim; or (ii) Items are used in combination with equipment, software or other products that are (x) not supplied, required or recommended by Seller, and (y) not reasonably utilized within the scope of the intended use of the Items, and (z) such infringement would not have occurred but for such combination.

13.4 Waiver. THE FOREGOING STATES THE ENTIRE OBLIGATIONS AND REMEDIES FLOWING BETWEEN BUYER AND SELLER ARISING FROM ANY INTELLECTUAL PROPERTY CLAIM BY A THIRD PARTY.

ARTICLE 14. HAZARDOUS MATERIALS.

14.1 Hazardous Materials. If Items or Services provided hereunder include Hazardous Materials, Seller represents and warrants that Seller and its employees, agents, and subcontractors providing Services to Buyer understand the nature of and hazards associated with the handling, transportation, and use of such Hazardous Materials, as applicable to Seller.

14.2 Material Safety Data Sheets. Prior to causing Hazardous Materials to be on Buyer's premises, Seller shall provide Buyer with Material Safety Data Sheets
(MSDS) and any other documentation reasonably necessary to enable Buyer to comply with the applicable laws and regulations, and obtain written approval from Buyer's Site Environmental, Health, and Safety (EHS) organization. Buyer will not grant approval without Seller's agreement to comply with Buyer's Hazardous Materials management requirements.

14.3 Indemnity Obligation. Seller will be fully responsible for, defend, indemnify and hold Buyer harmless from any claim or liability arising in connection with (1) providing such Hazardous Materials to Buyer, or (2) the use of such Hazardous Materials by Seller, its agents or subcontractors in providing Services to Buyer.

14.4 No Class I Ozone Depleting Substances. Seller hereby certifies that Items supplied to Buyer do not "contain" any Class I ozone depleting substances, as those terms are defined by law.

14.5 Decontamination. Except as provided hereafter, Items returned to Seller by Buyer will be decontaminated from Hazardous Materials to the degree practical, reasonable and as required by applicable law or regulation. Upon request, Buyer shall provide appropriate documentation to Seller that the returned Items have been decontaminated. If Seller is financially responsible for shipping the return Items, Seller will be responsible for their decontamination, and Buyer shall make Buyer's facilities available to Seller for the decontamination.

ARTICLE 15.  CUSTOMS CLEARANCE AND LEGAL COMPLIANCE.

15.1 Customs. Upon Buyer's request, Seller will promptly provide Buyer with a statement of origin for all Items and with applicable customs documentation for Items wholly or partially manufactured outside of the country of import.

15.2 Compliance Obligation. Throughout the term of this Agreement and any extension thereto, Seller shall comply, at its sole cost and expense, with all applicable statutes, regulations, rules, ordinances, codes and standards (Laws) governing the manufacture, transportation or sale of Items or the performance of Services covered by this Agreement anywhere in the world. Without limiting the foregoing, in the United States (U.S.) this includes all applicable commerce, environmental, occupational safety, transportation and securities Laws and all employment and labor Laws governing Seller's personnel providing Services to Buyer.

ARTICLE 16.  INSURANCE.

16.1 Maintenance of Policy. Without limiting or qualifying Seller's liabilities, obligations or indemnities otherwise assumed by Seller pursuant to this Agreement, Seller shall maintain, at its sole cost and expense, with companies acceptable to Buyer, Commercial General Liability and Automobile Liability Insurance with limits of liability not less than $1,000,000.00 per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to Seller's business and (2) arising out of Seller's product, Services or work. Seller's insurance shall be primary, and any applicable insurance maintained by Buyer shall be excess and non-contributing.

16.2 Workers' Compensation Coverage. Seller shall also maintain statutory Workers' Compensation coverage, including a Broad Form All States Endorsement in the amount required by law, and Employers' Liability Insurance in the amount of $1,000,000.00 per occurrence. Such insurance shall include an insurer's waiver of subrogation in favor of Buyer.

16.3 Professional Liability Service. If Seller is providing any professional service to Buyer, Seller shall maintain Professional Liability Insurance (including errors and omissions coverage) with liability limits not less than $1,000,000.00.

16.4 Certificate of Insurance. Seller shall provide Buyer with properly executed Certificate(s) of Insurance prior to commencement of any operation hereunder and shall notify Buyer, no less than 30 days in advance, of any reduction or cancellation of the above coverages.

ARTICLE 17.  GENERAL INDEMNIFICATION.

17.1 Seller's Indemnification Obligation. Seller agrees to protect, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorney's fees), which Buyer may hereafter incur, become responsible for or pay out as a result of death bodily injury to any person, destruction or damage to any property, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, regulation, or orders, caused, in whole or in part, by (a) Seller's breach of any term or provision of this Agreement, (b) any negligent or willful acts, errors or omissions by Seller, its employees, officers, agents, representatives or sub-contractors in the performance of Services under this Agreement; or (c) dangerously defective Items

17.2 Buyer's Indemnification Obligation. Buyer agrees to protect, defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorney's fees), which Seller may hereafter incur, become responsible for or pay out as a result of death, bodily injury to any person, destruction or damage to any property, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, regulation, or orders, caused, in whole or in part, by Buyer's breach of any term or provision of this Agreement.

17.3 Limitation on Liability. WITH THE EXCEPTION OF CLAIMS FOR INTELLECTUAL PROPERTY INFRINGEMENT OR BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER UNDER THEORY OF TORT, CONTRACT OR OTHERWISE, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH LOST PROFITS OR DAMAGES. In all events, Buyer's liability to Seller for a claim shall be limited to the total of the payments made by Buyer to Seller for Items and Services during the 12-month period preceeding the claim.

ARTICLE 18.  NEW DEVELOPMENTS.

18.1 Services. If development Services are to be provided pursuant to this Agreement or if at any time during the term of this Agreement, Buyer pays any fee to the Seller for development Services, the following terms and conditions shall apply unless agreed otherwise in writing by the parties.

18.1.1 All intellectual property associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed, created or conceived by Seller, its employees, subcontractors or agents while performing the development Services for Buyer or from proprietary and/or confidential information or materials belonging to Buyer (collectively, "Developments") shall belong exclusively to Buyer and be deemed the confidential information of Buyer. Seller agrees to assign (or cause to be assigned) and does hereby assign fully to Buyer all such Developments, including but not limited to any and all copyrights therein.

18.1.2 Buyer acknowledges and agrees that Seller shall retain sole and exclusive ownership of any invention, improvement, development, concept, discovery, or other proprietary information owned by Seller or in which Seller has an interest ("Seller IP"). Notwithstanding the foregoing, Seller agrees that if in the course of performing the Services, Seller incorporates any Seller IP into any Development developed hereunder, Buyer is hereby granted and shall have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license, including the right to sublicense, under any such Seller IP to make, have made, use, import, prepare derivative works of, reproduce, have reproduced, perform, display, offer to sell, sell, or otherwise distribute such invention, improvement, development, concept, discovery, or other proprietary information as part of or in connection with such Development.

18.1.3 Seller shall assist Buyer, at Buyer's expense, in obtaining, registering, perfecting and enforcing all patents, trademarks, mask work rights or copyrights necessary to protect Buyer's interest in the Developments assigned to Buyer pursuant to Paragraph (a) above. This includes the disclosure of all pertinent information, the execution of applications, specifications, oaths and assignments and any other papers by Seller necessary to ensure said protection for Buyer. Upon Buyer's request, Seller shall execute an Assignment of Copyright to Buyer covering any copyrightable deliverable accepted by Buyer hereunder.

18.4 Documentation. All documentation connected with the development Services or associated with Developments assigned to Buyer pursuant to Paragraph 18.1 above, shall be the exclusive property of Buyer. Upon Buyer's request, Seller shall make all such documentation available to Buyer.

ARTICLE 19.  MISCELLANEOUS

19.1 Choice of Law. This Agreement shall be governed by the law of the State of California, United States of America, without regard to its conflict of law principles.

19.2 Dispute Resolution. Except for claims regarding the infringement, validity or scope of either Party's intellectual property rights, to which this Section
19.2 will not apply, the Parties shall endeavor to resolve disputes through the procedures of Sections 19.2.1 and 19.2.2.

19.2.1 Each Party will make reasonable best efforts to resolve amicably any disputes or claims under this Agreement among the Parties. These efforts shall include the escalation to negotiations between senior officers or principals of the Parties ("Designated Executives"), in which case the disputing Party will give the other Party written notice of the nature of the dispute and proposed resolution. Within seven (7) days after receipt of such notice, the responding Party shall submit a written response, and counter resolution. The Designated Executives shall then meet at a mutually acceptable time and place (or San Francisco, California, if no such place can be agreed upon) within ten
         (10) business days of the date of the responding Party's response, to conduct good faith negotiations to resolve amicably the dispute. If the matter has not been resolved pursuant to the aforesaid negotiation procedure within thirty (30) days, the matter will be resolved pursuant to Section 19.2.2, below.

19.2.2 Except for claims regarding the infringement, validity or scope of either Party's Patent Rights, to which this Section will not apply, in the event that a resolution is not reached among the Parties within thirty (30) days after written notice by any Party of the dispute or claims through the procedures of Section 19.2.1, the dispute or claim shall be finally settled by binding arbitration in San Francisco, California, in accordance with the then in effect Commercial Dispute Rules of the American Arbitration Association ("AAA"). The arbitration shall be administered out of the local San Francisco Office of the AAA. Three (3) arbitrators shall be appointed in accordance with the AAA rules. Depositions may be taken and discovery may be obtained, subject to time period restrictions set by the arbitrator; the arbitrator will give active, attentive case management to the scope, form, cost effectiveness and scheduling of all discovery. Notwithstanding the foregoing, it is agreed that the arbitral proceedings will be conducted in such a manner that the substantive merit of the Claim is ruled upon by the arbitrator within sixty (60) days after the selection of the arbitrator. In the event of any conflict between the Rules of the AAA, the provisions of this Section will govern. In any arbitral proceeding under this paragraph, each Party will bear its own attorneys' fees and expenses; except that the losing Party will bear the reasonable costs and expenses of the prevailing Party, and the costs and expenses of the arbitrator, in connection with such proceedings. The award of arbitration shall be final and binding upon both Parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any monetary award shall be payable in United States dollars.

19.3 Injunctive Relief and Infringement Claims. Each of the Parties acknowledges that unauthorized disclosure or use of the other Party's Confidential Information or infringement or misappropriation of the other Party's intellectual property rights could cause irreparable harm and significant injury that would be difficult to ascertain and may not be compensable by damages alone. Accordingly, the Parties agree that, in addition to any and all legal remedies, claims regarding: (i) intellectual property rights; (ii) Confidential Information; or (iii) a violation of the obligations of Section 4.6, may be remedied by specific performance, injunction or other appropriate equitable relief. For all claims regarding the infringement, validity or scope of either Party's intellectual property rights, such claims shall be brought before and take place in the U.S. Federal Courts in and for the Northern District of California, except for any claim based upon a complaint filed with the International Trade Commission under Section 337 of the Tariff Act of 1930.

19.4 Assignment. Neither Party may assign any or all of its rights and/or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement: (i) to a Subsidiary; or (ii) in connection with a merger, reorganization or sale of all or substantially all of Buyer's assets which relate to the business pertinent to the license under this Agreement. Any assignment permitted hereunder will be subject to the written consent of the assignee to all of the terms and provisions of this Agreement. Any attempted assignment in derogation of this Section 19.4 will be null and void.

19.5 Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

19.6 Force Majeure. Neither Party shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this Agreement. In any such event, performance shall take place as soon thereafter as is reasonably feasible. If delivery of Items or the performance of Services is to be delayed by such contingencies, Seller shall immediately notify Buyer in writing. If the delay is greater than fourteen (14) days from the date of the notice, Buyer will have the option, in its sole discretion, to either (i) extend time of delivery or performance, or (ii) terminate the uncompleted portion of the order at no cost of any nature to Buyer.

19.7 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Seller shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes and other similar taxes or charges on the payments received by Seller hereunder. Absent the other Party's prior written consent, neither Party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.


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

19.8 Severability. In the event that it is determined by a court of competent jurisdiction or under arbitration under Section 19.2 that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the Parties, while the remainder of this Agreement will remain in full force and effect and bind the Parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the Parties, such provisions will be deemed not to be a part of this Agreement.

19.9 Headings. The headings of the Sections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Sections.

19.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.11 Entire Agreement. This Agreement, the Schedules (including these Terms and Conditions) attached hereto, and the CNDA referenced on the executed cover page, constitute the entire and exclusive agreement between the Parties hereto with respect to the subject matter hereof and supersede any prior agreements between the Parties with respect to such subject matter.

19.12 Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the failure of the Seller to deliver an Item or perform a Service in accordance with the terms and conditions contained in this Agreement after the acceptance of a Purchase Order would cause irreparable damage to Buyer for which monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any other remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement by Seller, and an order of specific performance to compel performance of such obligations in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

19.13 Survival. The rights and obligations of the parties as contained in Sections 8, 11 - 14 and 16-19 shall survive the termination or expiration of this Agreement along with any other right or legal obligation of a party created by a term or condition in any Addendum or Product Specification, which term or condition by its nature would survive the termination or expiration of the Agreement.

                                   SCHEDULE A

                               ITEMS AND SERVICES

1. Items:

      (a) Multi-layered printed circuit boards and printed circuit board assemblies per Buyer's drawings and specifications.

      (b)   Printed circuit board components.

2. Services:

      (a) Testing, process qualification, maintenance, and warranty repair of Items.

      (b)   Service calls for Items.

      (c) Continuous improvement, upgrades/modification, and extended service contracts.

      (d)   PCBA Engineering services.

                                   SCHEDULE B

      PRODUCT SPECIFICATION FOR PRINTED CIRCUIT / WIRE BOARD SPECIFICATIONS

                            [* * * 8 pages redacted]

* * * Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                   SCHEDULE C

                                PRICING SCHEDULE

NOTE:  CLEANROOM PACKAGING AND COSTS * * *

                            [* * * 4 pages redacted]

* * * Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.